Exhibit 10.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to the Amended and Restated Loan and Security Agreement (this “Amendment”) is made effective as of January 19, 2022 (the “Fourth Amendment Date”) and made by and among WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”) and CYTOSORBENTS CORPORATION, a Delaware corporation and CYTOSORBENTS MEDICAL, INC., a Delaware corporation (individually and collectively, jointly and severally “Borrower”).

WHEREAS, Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 29, 2018 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Bank has provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Bank and Borrower desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” means (i) January 1, 2024, if the I/O Extension Event does not occur, and (ii) July 1, 2024, if the I/O Extension Event occurs.

“Effective Interest Rate” means, with respect to the Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the lesser of (a) Eight percent (8.00%) and (b) the sum of (i) Index Rate on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (ii) One and Twenty-Five Hundredths percent (1.25%).

“Maturity Date” is December 1, 2025.

“Required Reserves Test” means that on the date of its determination, Borrower shall have sufficient cash reserves (including the proceeds of the Term C Loans) to meet all of its projected expenses in accordance with its then applicable annual operating budget and financial projections delivered and accepted by Bank in accordance with Section 6.3 hereof (including, but not limited to, interest expenses and any applicable principal repayment expenses) for the then immediately following 12 month period, as reasonably determined by the Bank based on evidence reasonably acceptable to the Bank.

“Third Draw Period” means the period commencing on the Fourth Amendment Date and ending on the earlier of (i) December 31, 2022 and (ii) the occurrence of an Event of Default; provided further that no Term C Loan as would cause the aggregate principal amount of Term C Loans to exceed Five Million Dollars ($5,000,000.00) shall be made during the Third Draw Period unless on the Funding Date of such Term C Loan, the Required Reserves Test is met and on or before the Funding Date of such Term C Loan (but no earlier than ten (10) days prior to the Funding Date), the Seventy Five Percent Test is met.

“I/O Extension Event” is the meeting by Borrower, of both the Required Reserves Test and the Seventy Five Percent Test as of November 30, 2023 as determined by Bank after receipt of the financial statements for November 2023 from Borrower that Borrower is obligated to provide under Section 6.3 of this Agreement.

3.	Section 1.1 of the Loan Agreement is hereby further amended by adding the following definition thereto in alphabetical order:

“Fourth Amendment Date” is January 19, 2022.

4.	Section 2.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a)       Availability.

(i)       Subject to the terms and conditions of this Agreement, on the Closing Date, Bank shall make a term loan to Borrower in the amount of Ten Million Dollars ($10,000,000) (the “Term A Loan”). After repayment, the Term A Loan may not be re-borrowed. The parties hereby acknowledge that the Term A Loans have been made previously, the outstanding amount of the Term A Loans immediately prior to the Third Amendment Date was $ 8,888,888.89 and the Term A Loans were fully repaid on the Third Amendment Date.

(ii)       Subject to the terms and conditions of this Agreement, during the Second Draw Period, Bank shall make a term loan to Borrower in the amount of Five Million Dollars ($5,000,000) (the “Term B Loans”). After repayment, the Term B Loan may not be re-borrowed. The parties hereby acknowledge that the Term B Loans have been made previously, the outstanding amount of the Term B Loans immediately prior to the Third Amendment Date was $4,444,444.45 and the Term B Loans were fully repaid on the Third Amendment Date.

(iii)       Subject to the terms and conditions of this Agreement, during the Third Draw Period, Bank shall make term loans to Borrower in the aggregate amount of Fifteen Million Dollars ($15,000,000) (the “Term C Loans”, and together with the Term A Loans and the Term B Loans, the “Term Loans,” and each individually, a “Term Loan”). At the option of Borrower, the Term C Loans may be drawn in three tranches of Five Million Dollars ($5,000,000.00) each. After repayment, the Term C Loans may not be re-borrowed.

5.	Section 2.5 of the Loan Agreement is hereby amended by deleting the text “ and” at the end of Section 2.5(g), replacing the text “.” at the end of Section 2.5(h) with “; and” and adding the following Section 2.5(i) thereto:

(i)       A fully earned and non-refundable fourth amendment fee equal to Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00) which shall be due and payable on the Fourth Amendment Date.

6.	Section 6.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.13       Financial Covenant.

(a)       Following the funding of any Term C Loans hereunder after the funding of which the aggregate principal amount of Term C Loans funded shall be in excess of in excess of Five Million Dollars ($5,000,000.00), but subject to the provisions of Section 6.13(b) below, the Borrower must satisfy the Seventy Five Percent Test each month, as determined by the Bank on the date of the receipt of the monthly financial statements by the Bank in accordance with Section 6.3 hereof.

(b)       If, after the applicable Funding Date of the Term C Loan the aggregate principal amount of Term C Loans funded are in excess of Five Million Dollars ($5,000,000.00), the aggregate cash reserves of Borrower (held in accounts maintained with the Bank or in such accounts as are subject to one or more account control agreements with the Bank in form and substance satisfactory to Bank) for any given month, as determined by the Bank based on evidence reasonably acceptable to the Bank, exceed One Hundred Twenty Five percent (125%) of the then outstanding aggregate outstanding principal amount of the Term Loans, Borrower shall not be required to comply with the provisions of Section 6.13(a) for such month.

7.	Limitation of Amendment.

a.	The amendments and the consents set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which the Bank or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

8.	To induce the Bank to enter into this Amendment, Borrower hereby represents and warrants to the Bank as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower delivered to the Bank on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Bank, if any, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, will not constitute an event of default under any material agreement with a Person binding on Borrower, or a breach of any provision contained in the Articles of Incorporation or Bylaws of Borrower; and

e.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles.

9.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

10.	This Amendment shall be deemed effective as of the Amendment Date upon (i) the due execution and delivery to the Bank of this Amendment by each party hereto, and (ii) the payment by Borrower to the Bank of the fourth amendment fee of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00) in accordance with the provisions of Section 2.5(i) of the Loan Agreement.

11.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

12.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to the Amend and Restated Loan and Security Agreement to be executed as of the date first set forth above.

CytoSorbents Corporation, a Delaware corporation

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

CytoSorbents Medical, Inc., a Delaware corporation

By:	/s/ Kathleen P. Bloch
Name:	Kathleen P. Bloch
Title:	Chief Financial Officer

Western Alliance Bank, an Arizona corporation

By:	/s/ Christian Ebert
Name:	Christian Ebert
Title:	Vice President